Exhibit 10.2

Execution Version

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

This Mutual Termination of Employment Agreement (“Agreement”) is entered into this 13th day of June, 2017, and effective as of the Effective Time of the Merger (each, as defined below) by and between (i) Wolverine Bancorp, Inc., a Maryland corporation (“WBKC”), and Wolverine Bank, a federally chartered savings bank and wholly-owned subsidiary of WBKC (“Wolverine Bank”), and (ii) David H. Dunn, the current President and Chief Executive Officer of Wolverine Bank (the “Executive”) (hereinafter collectively referred to as the “Parties”).

Recitals

Whereas, Wolverine Bank and the Executive entered into that certain Amended and Restated Employment Agreement dated July 1, 2016 (the “Employment Agreement”); and

Whereas, pursuant to that certain Agreement and Plan of Merger dated June 13, 2017 (the “Merger Agreement”), by and between WBKC and Horizon Bancorp, an Indiana corporation (“Horizon”), WBKC will merge with and into Horizon with Horizon as the resulting entity (the “Merger”), which the Merger shall become effective as of the date and time provided in the Merger Agreement (the “Effective Time”); and

Whereas, Wolverine Bank will be merged into Horizon Bank, NA (“Horizon Bank”) at the Effective Time or shortly thereafter; and

Whereas, as a condition to the Merger, the parties have agreed to the termination of the Employment Agreement; and

Whereas, in light of the Merger, the Parties desire to mutually terminate the Employment Agreement.

Now, Therefore, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Termination of Employment Agreement. The Parties hereby agree that at the Effective Time, the Employment Agreement shall terminate and the Executive’s employment with WBKC and Wolverine Bank shall cease, and all of the Executive’s rights to compensation, payments and/or benefits under the Employment Agreement or with respect to the Executive’s employment with WBKC and/or Wolverine Bank shall cease (except: (i) any vested benefits to which the Executive is entitled as a result of his participation in any tax-qualified retirement plan sponsored by WBKC or Wolverine Bank that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or in any other compensation or benefit plan, program or arrangement of WBKC and/or Wolverine Bank; (ii) any accrued, but unpaid salary, bonus, profit sharing and/or paid time off, vacation pay, or similar pay; (iii) any vested or unvested stock options, restricted stock or similar awards granted under any WBKC equity plan or arrangement; (iv) any payments under the Long Term Incentive Plan for the Executive adopted by Wolverine Bank; (v) any payment or benefit to Executive or Executive’s dependents or beneficiaries under any other Wolverine Bank or WBKC employee benefit, health, disability or life insurance plan, arrangement or policy or (vi) under Section 2 of this Agreement). Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the Amount (as defined below) to be paid to the Executive hereunder is in lieu of any severance benefits that would otherwise be available to the Executive under any severance pay policy or practice of WBKC or its subsidiaries or affiliates, or Horizon Bank or its subsidiaries or affiliates, in the event that the Executive’s employment with either WBKC, Wolverine Bank, Horizon or Horizon Bank, or any of their subsidiaries or affiliates, terminates for any reason.

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 1

2.     Consideration. Contingent upon the Executive’s execution of this Agreement, the Merger becoming effective, and the Executive’s continued full compliance with the terms and conditions of this Agreement, Wolverine Bank will provide to the Executive the following consideration, and the Executive will make the following acknowledgements regarding such consideration:

(a)     Subject to Section 4, as consideration for the Executive to enter into this Agreement and its attachments, appendices and exhibits, to terminate Executive’s Employment Agreement with Wolverine Bank, Wolverine Bank or Horizon Bank, as successor, shall pay to the Executive an amount equal to $1,037,218 (the “Amount”), less any withholdings for applicable taxes required by law. Subject to the foregoing, Wolverine Bank or Horizon, as successor, shall pay the Amount through its payroll system to the Executive in a lump sum at the first regular or special payroll date after the Release at Appendix A is executed and the waiting period has passed without revocation. Notwithstanding the foregoing, the payment set forth in this subsection 2(a) will be made within 60 days of satisfaction of the final condition for payment in this Section 2, provided that the Release at Appendix A is effective on such date, and provided further that if the 60-day period spans two calendar years, payment will be made in the second calendar year (the “Normal Payment Date”).

(b)     Notwithstanding the foregoing, to the extent any portion of the Amount (the “Non-Exempt Amount”) is considered to be deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Non-Exempt Amount shall be paid in a lump sum upon the later of: (1) the Normal Payment Date; or (2) date of Executive’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”), provided, however, that if Executive is a “specified employee” (within the meaning of Section 409A of the Code), then payment of the Non-Exempt Amount shall be made to Executive in a lump sum on the first day of the seventh month following such Separation from Service.

(c)     The Executive hereby acknowledges and agrees that: (i) the Amount is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under the Employment Agreement in the event of a qualifying termination of the Executive’s employment after a Change of Control; (ii) without executing this Agreement, the Executive would not be entitled to receive the Amount at this time; and (iii) except as provided in this Agreement, the Executive is not entitled to receive any further compensation, payments and/or employee benefits under the Employment Agreement or pursuant to the Executive’s employment relationship with WBKC and/or Wolverine Bank, except as contemplated by Section 1 of this Agreement

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 2

3.     Governing Law and Waiver of Jury Trial. To the extent subject to Section 409A of the Code, this Agreement will be administered to comply with the provisions thereof and the regulations thereunder. To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to the choice of law principles or rules thereof. EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

4.     Limitation of Benefit. Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive under this Agreement, the Employment Agreement or any other agreement, plan or arrangement which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive under all such agreements, plans or arrangements shall be limited to One Dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code. To the extent such payments must be reduced, the reduction shall be accomplished by reducing the amount of the lump sum payment otherwise due under this Agreement.

5.     Return of Property. The Executive agrees that, (a) at a date no later than the Executive’s last date of employment with Wolverine Bank (or its successor), he will return to WBKC and/or Wolverine Bank (or their successors) all equipment, documents, memoranda, records, files, notes, diskettes, copies, credit cards, keys, computers, computer file passwords, and any other materials and property of WBKC and Wolverine Bank (or their successors); and (b) that the Executive will not retain or make any copies of the foregoing materials unless otherwise itemized in writing and provided to Wolverine Bank (or its successor) for approval.

6.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of WBKC and Wolverine Bank and their respective successors and assigns. This Agreement may be assigned, without the prior consent of the Executive, to a successor of WBKC or Wolverine Bank (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of WBKC or Wolverine Bank, by merger or otherwise) and, upon the Executive’s death, this Agreement shall terminate except to the extent any payments remain due Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees, and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

7.     Entire Agreement. This Agreement, including all attachments, appendices and exhibits hereto, comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Executive may have or owe to WBKC, Wolverine Bank, Horizon, or Horizon Bank by virtue of a separate agreement or obligation, including but not limited to any confidentiality and/or non-competition or non-solicitation agreements or provisions.

8.     Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound. The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified, or supplemented only by a written agreement executed by parties to be bound thereto.

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 3

9.     Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

10.     Further Assurances. Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents and instruments as may be reasonably required to affect any of the transactions contemplated by this Agreement.

11.     Notice. Any notice, request, instruction, or other document to be given hereunder to any Party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:	If to Wolverine Bank:
David H. Dunn	Attn: Chair of Board
1111 North Water Street, Suite 107 Bay City, MI 48708	5710 Eastman Avenue Midland, Michigan 48640 If to Horizon or Horizon Bank Horizon Bancorp 515 Franklin Street Michigan City, IN 46360 Attn: Craig M. Dwight CEO and Chairman

or to such other address as any of the Parties hereto may have furnished to the others in writing in accordance with the preceding.

12.      Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 4

13.     Release. For and in consideration of the foregoing covenants and promises made by WBKC and Wolverine Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release WBKC and Wolverine Bank and all other persons named in the Release (as defined below) from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement. The Executive shall execute a separate Release Agreement substantially in the form attached hereto as Appendix A (the “Release”). The signing of this Agreement and the payment of the Amount is not an admission of fault or potential liability on the part of any of the Released Parties (as defined in the Release). This Agreement is entered into in an effort to provide the Executive with certain accommodations and to terminate his Employment Agreement on an amicable basis. THE EXECUTIVE’S RIGHT TO THE AMOUNT AND OTHER BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, FILING, AND NOT REVOKING THE RELEASE WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE.

14.     Review and Consultation. The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as it or he or she has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily.

[Signature Page Follows]

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT	PAGE 4

In Witness Whereof, the undersigned have executed this Mutual Termination of Employment Agreement as of the day and year first above written.

/s/David H. Dunn
David H. Dunn

WOLVERINE BANCORP, INC.		WOLVERINE BANK

By:	/s/ Richard M. Reynolds	By:	/s/ Richard M. Reynolds

Its:	Chairman	Its:	Chairman

For the limited purpose of acknowledging its consent, pursuant to the Merger Agreement, to WBKC and Wolverine Bank entering into this Agreement:

HORIZON BANCORP		HORIZON BANK, NATIONAL ASSOCIATION

By:	/s/ Craig M. Dwight	By:	/s/ Craig M. Dwight

Its:	Chairman and CEO	Its:	Chairman and CEO

SIGNATURE PAGE
MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT